Exhibit 10.1

PROTO LABS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of January 29, 2021 (the “Effective Date”) by and between Proto Labs, Inc., a Minnesota corporation (the “Company”), and Robert Bodor (“Executive”).

Recitals

A.     Executive has been employed by the Company.

B.     The Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, in accordance with the terms and conditions stated in this Agreement.

C.     During employment with the Company Executive has had and will continue to have access to confidential, proprietary and trade secret information of the Company. It is desirable and in the best interests of the Company to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.

D.     Executive understands that Executive’s continued employment and receipt of the compensation and benefits provided for in this Agreement depends on, among other things, Executive’s willingness to agree to continue to abide by the non-disclosure, non-competition, non-solicitation, assignment of inventions and other covenants contained in the Proto Labs, Inc. Employee Non-Disclosure and Inventions Assignment Agreement (the “Non-Disclosure Agreement”) and the Proto Labs, Inc. Non-Competition Agreement (the “Non-Competition Agreement”) previously executed by Executive and attached together as Exhibit A to this Agreement. Executive and the Company acknowledge that Executive was provided a copy of the Non-Disclosure Agreement and the Non-Competition Agreement before Executive accepted employment with the Company, and further acknowledges that Executive was provided a copy of Executive’s signed Non-Disclosure Agreement and Executive’s signed Non-Competition Agreement before Executive executed this Agreement.

D.     For the reasons set forth above, the Company and Executive desire to enter into this Agreement.

Now, Therefore, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

Agreements

1.     Term. Executive’s employment with the Company under the terms of this Agreement shall commence on March 1, 2021 (the “Start Date”) and shall continue at will until terminated by either party in accordance with the provisions of Section 6 (the “Term”).

2.     Employment and Duties.

A.     Position and Responsibilities. During the Term Executive shall serve as the Company’s President, Chief Executive Officer and shall perform such duties of an executive nature as the Company’s Board of Directors (the “Board”) may assign from time to time. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. Executive shall devote Executive’s full working time and efforts to the Company’s business, to the exclusion of all other employment or active participation in other material business interests, unless otherwise consented to in writing by the disinterested members of the Board. Executive may not serve as a director on any other board of directors without the unanimous written consent of the Board. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that Executive believes would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.

B.     Board Appointment.    On the Start Date the Board shall appoint Executive as a director of the Company and the Board shall nominate Executive for re-election to the Board at each meeting of shareholders at which directors will be elected during the Term. Executive acknowledges and agrees that Executive is not entitled to any additional compensation in respect of Executive’s appointment as a director of the Company.  If during the Term Executive ceases to be a director of the Company for any reason, Executive’s employment with the Company will continue (unless terminated in accordance with Section 6) and all terms of this Agreement (other than those relating to Executive’s position as a director of the Company) will continue in full force and effect and Executive will have no claims in respect of such cessation of office. Executive agrees to abide by all statutory, fiduciary or common law duties arising under applicable law that apply to Executive as a director of the Company.  Executive further agrees that Executive will not resign as a director of the Company without the prior written consent of the Board and if Executive so resigns or if Executive is disqualified from acting as a director of the Company, then the Company may at its discretion terminate Executive’s employment under this Agreement for Cause (as defined in Section 6.D.).

3.     At Will Employment. Executive’s employment with Company is at will and Executive’s employment may be unilaterally terminated by either party at any time for any reason, subject to the terms of Sections 6 and 7. The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Section 7 only, with respect to the timing of any severance payments or benefits thereunder, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”). Unless otherwise requested by the Board in writing, upon Executive’s termination of employment with the Company for any reason Executive will automatically resign as of the Termination Date from all non-employee titles, positions and appointments Executive then holds with the Company, whether as an officer, director or trustee (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.

4.     Compensation, Benefits and Expenses. While employed by the Company during the Term, Executive will be provided with the following compensation and benefits:

A.     Base Salary. The Company will pay to Executive for services provided hereunder after the Start Date a base salary at the annualized rate of $500,000.00, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures (“Base Salary”).  Consistent with the charter of the Compensation Committee of the Board (the “Compensation Committee”) and the Company’s Corporate Governance Guidelines, the independent directors will evaluate Executive’s performance on an annual basis and then the Compensation Committee will review this evaluation and determine any adjustments to Executive’s Base Salary, subject to ratification by the Board.

B.     Annual Cash Incentive Bonus. Executive will be eligible for an annual target cash incentive bonus equal to one-hundred percent (100%) of Executive’s then-current Base Salary (the “Annual Bonus”), based on achievement of objectives as determined by the Company, payable no later than March 15 of the calendar year following the calendar year for which the bonus was earned.

C.     Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Company, as determined by the Company and to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

D.     Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities to the Company during the Term. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement.

E.     Existing and New Equity Awards. Executive and the Company are parties to certain existing Stock Option Agreements, Restricted Stock Unit Agreements and Performance Stock Unit Agreements (collectively, the “Existing Award Agreements”). Executive will receive an additional equity grant, 50% in the form of stock options and 50% in the form of restricted stock units, with an aggregate fair market value of $1,300,000.00 (as measured on the date of grant and based on the Board’s assessment of the Company’s performance against Executive’s and the Company’s performance objectives). The new equity grant date (the “Grant Date”) shall be the earliest day permitted pursuant to the terms of the Company’s Equity Award Approval Policy following commencement of the Term. These new equity awards will be subject to the terms and conditions of the applicable award agreements between the Company and Executive dated effective as of the Grant Date (the “New Award Agreements”), including such terms and conditions as are incorporated from the Company’s 2012 Long-Term Incentive Plan (the “Plan”).

F.     Annual Equity. Executive shall continue to receive an annual equity grant based on terms and conditions that are comparable to those applicable to grants made to other senior executives of the Company, including achievement of personal or Company objectives established by the Board, and on such other terms applicable to other executives as are established by the Board in its reasonable discretion. In accordance with the policies and practices of the Company, some or all of any annual equity grant may be in the form of restricted stock, stock options, stock units or other equity that is an economic equivalent to an option or a restricted stock award; provided, however, that the annual equity grant in 2022 is expected to be 50% in the form of performance stock units, 30% in the form of restricted stock units, and 20% in the form of stock options. It is also expected that Executive’s equity grants received in 2021 will have an aggregate grant date fair value of approximately $2.0 million.

5.     Non-Disclosure and Non-Competition. Executive acknowledges entering into the Non-Disclosure Agreement and the Non-Competition Agreement and hereby reaffirms Executive’s commitments and obligations under the Non-Disclosure Agreement and the Non-Competition Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Non-Disclosure Agreement or the Non-Competition Agreement in any manner.

6.     Termination.

A.     Voluntary Termination. Except as provided in Sections 6.B., C., D. and E., each party hereto may terminate Executive’s employment by giving to the other party no less than thirty (30) days prior written notice of the party’s intent to terminate. If Executive voluntarily terminates Executive’s employment without Good Reason, then the Company shall have no further liability to Executive for any payment, compensation or benefit whatsoever, other than payment of Executive’s accrued but unpaid salary and benefits through the Termination Date and honoring Executive’s rights under the Existing Award Agreements, New Award Agreements or under any other restricted stock, stock options, stock units or other equity agreement between Executive and the Company (collectively, “Equity Awards”). If the Company voluntarily terminates Executive’s employment without Cause (as set forth in Section 6.D.) and other than as a result of death or Disability (as set forth in Section 6.C.), or if Executive terminates Executive’s employment for Good Reason (as set forth in Section 6.E.) (either such event being a “Qualifying Termination”), and subject to Executive’s compliance with the conditions identified in the first paragraph of Section 7, then Executive shall be entitled to severance payments and benefits as described in and pursuant to the terms and conditions of Section 7 of this Agreement.

B.     By Death. Executive’s employment shall be terminated automatically upon the death of Executive. The Company’s total liability in such event shall be limited to payment of Executive’s accrued but unpaid salary and benefits (including Annual Bonus) through the date of Executive’s death, honoring Executive’s rights under any Equity Awards, and paying to Executive’s estate a pro rata portion of Executive’s Annual Bonus equal to one times Executive’s target annual cash incentive bonus for the calendar year in which the death occurs, less deductions and withholding required by law, payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which Executive’s death occurs. Such pro rata bonus payment shall be determined by multiplying Executive’s target annual cash incentive bonus for the calendar year in which the death occurs by a fraction, the numerator of which is the number of days Executive was employed by the Company during such calendar year and the denominator is 365.

C.     By Disability. The Company may terminate Executive’s employment upon the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company, after any reasonable accommodation that may be required under applicable law is made by the Company, by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred and twenty (120) days (a “Disability”). A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days. The Company shall have no liability for severance pay or benefits following the Termination Date due to Disability, other than payment of Executive’s accrued but unpaid salary and benefits (including Annual Bonus) through the date of Executive’s Disability, honoring Executive’s rights under any Equity Awards, honoring any rights Executive has to disability insurance benefits under applicable law or the Company’s short or long term disability insurance policies as in effect as of the Termination Date, and paying to Executive a pro rata portion of Executive’s Annual Bonus equal to one times Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date due to Disability occurs, less deductions and withholding required by law, payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the Termination Date due to Disability occurs. Such pro rata bonus payment shall be determined by multiplying Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date due to Disability occurs by a fraction, the numerator of which is the number of days Executive was employed by the Company during such calendar year and the denominator is 365.

D.     For Cause. The employment relationship between Executive and the Company created hereunder shall automatically and immediately terminate upon receipt by Executive of notice of termination for Cause after the occurrence of any one of the following events:

(i)     Executive’s intentional and knowing failure or refusal to perform satisfactorily the material duties reasonably required of Executive by the Board (other than by reason of Disability);

(ii)     Executive’s material and knowing violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses);

(iii)     Executive’s material breach of the Non-Disclosure Agreement, the Non-Competition Agreement, or any Company code of conduct and Executive’s failure to cure such material breach (if curable) within ten (10) days of receipt of notice of such material breach;

(iv)     Executive engaging in any act or practice that involves personal dishonesty on the part of Executive or demonstrates a willful and continuing disregard for the best interests of the Company or its affiliates; or

(v)     While performing corporate duties and responsibilities, Executive engaging in conduct that would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates.

E.     Good Reason. Executive’s voluntary resignation of Executive’s employment under this Agreement will be considered to be with “Good Reason” if, following the occurrence of one or more of the events listed below, Executive (1) provides written notice to the Board of the event(s) constituting Good Reason within sixty (60) days after the first occurrence of such event(s), (2) the Company fails to reasonably cure such event(s) within thirty (30) days after receiving such notice, and (3) the Termination Date is not later than thirty (30) days after the end of the period in which the Board may cure the event(s). For the avoidance of doubt, Executive will not be entitled to any compensation or benefits pursuant to this Agreement if Executive voluntarily resigns from Executive’s employment without Good Reason. The following events will give rise to Good Reason, unless Executive has consented thereto in writing:

(i)     a material reduction in Executive’s total compensation, which is comprised of base salary, target incentive bonus and annual equity grants, other than a reduction that is part of and proportionally consistent with a broad-based reduction in base compensation, target incentive bonus or annual equity grants applicable to the Company’s senior executives (provided, however, that any reduction in Executive’s Base Salary below $400,000.00 for any year during the Term without Executive’s consent will constitute a material reduction for purposes of this Good Reason definition);

(ii)     a material diminution in Executive’s authority, duties or responsibilities;

(iii)     a change in the location of the Company facility or office where Executive is based to a location more than fifty (50) miles from the Company facility or office where Executive is based as of the Start Date; or

(iv)     a material breach by the Company of any terms or conditions of this Agreement or any other agreement between Executive and the Company, which breach has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from Executive.

7.     Severance. If there is a Qualifying Termination, provided that Executive’s termination of employment constitutes an involuntary “separation from service” under Section 409A of the Code (“Section 409A”), and provided that Executive signs and does not rescind a general waiver and release of claims in favor of the Company and its affiliates in a form to be prescribed by the Company (the “Release”) (with such Release carving out typical post-termination matters from such Release, including but not limited to any severance obligations and vested rights of Executive and/or obligations of the Company to indemnify Executive for claims arising out of or related to service as an officer or director of the Company), and provided further that Executive is in compliance with Executive’s continuing obligations to the Company (including but not limited to those in the Non-Disclosure Agreement and the Non-Competition Agreement), then Executive will receive the severance payments and benefits identified in this Section 7. If Executive becomes eligible to receive any severance payments or benefits under this Section 7 then Executive will not be eligible to receive any severance payments or benefits under any other agreement between Executive and the Company or under any severance plan or program adopted by the Company. Notwithstanding any provisions in this Agreement to the contrary, if any severance plan or program adopted by the Company (“Other Severance Plan”) permits Executive to receive greater severance benefits than contemplated under this Agreement, then Executive may, in Executive’s sole discretion, elect to receive the severance benefits permitted under the Other Severance Plan in lieu of all severance benefits payable to Executive under this Agreement; provided, however, any such election by Executive shall be made at least twelve (12) months prior to the Termination Date and may not otherwise violate any applicable restrictions under Section 409A.

A.     Payments Upon Qualifying Termination Prior to a Change in Control or After the Expiration of the Transition Period.

(i)     Qualifying Termination (Other than During the Transition Period). If the Termination Date occurs during the Term and is prior to any Change in Control (as defined below) or after the Transition Period (as defined below), and if such termination is a Qualifying Termination, then, in addition to such base salary, bonus and benefits that have been earned but not paid to Executive as of the Termination Date, and subject to Executive satisfying the conditions identified in the first paragraph of this Section 7, the Company shall provide to Executive the following severance payments and benefits:

(a)     Base Salary Cash Severance. The Company shall pay to Executive an amount equal to one times Executive’s annualized Base Salary as of the Termination Date (or, if Executive’s resignation is for Good Reason because the Company materially reduced Executive’s Base Salary, one times Executive’s annualized Base Salary as of immediately before such material reduction), less deductions and withholding required by law, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 12-month period immediately following the Termination Date; provided, however that any installments that otherwise would be payable within the 60-day period immediately following the Termination Date shall be delayed and payable with the installment that is payable on the Company’s first payroll date following the 60th day after the Termination Date. Notwithstanding anything above to the contrary, in no event will the amount paid under the first sentence of this Section 7.A.(i)(a) exceed the lesser of two times (I) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (II) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service). If Executive’s severance pay as calculated under the first sentence of this Section 7.A.(i)(a) is limited by application of clause (I) or (II) of the second sentence of this Section 7.A.(i)(a), then the Company shall make an additional separate lump sum payment to Executive equal to the difference between (x) the amount payable to Executive under the first sentence of this Section 7.A.(i)(a) but for the application of clause (I) or (II) of the second sentence of this Section 7.A.(i)(a), and (y) the amount payable to Executive under the second sentence of this Section 7.A.(i)(a) as a result of the application of clause (I) or (II) of the second sentence of this Section 7.A.(i)(a). Such lump sum payment shall be a separate payment from the installment payments provided under this Section 7.A.(i)(a) and shall be paid to Executive on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than 75 days after the Termination Date.

(b)     Cash Bonus Payment. The Company shall pay to Executive an amount equal to one times Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date occurs, less deductions and withholding required by law, payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs.

(c)     Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the Termination Date, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), then the Company will pay to the insurance carrier(s) its share of the premiums due for Executive and Executive’s eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage).

(d)     Pro Rata Accelerated Vesting of Equity. Notwithstanding any language in any Equity Award or in the Plan to the contrary, if Executive has an unvested option to purchase Shares (as defined in the Plan) or any unvested Stock Units (as defined in the Plan) under any Equity Award under the Plan addressing Executive’s option to purchase or right or have vest Shares, then a pro rata portion of any such time-based award scheduled to vest on the next anniversary of the grant date for such award will vest as of the Termination Date and a pro rata portion of any such performance-based award will vest as provided below. In the case of time-based awards, the number of additional Shares that Executive will have the option to purchase or will have vest as a result of such pro rata vesting will be determined by multiplying the total number of additional Shares Executive would have had the option to purchase, or have had vest, as of the next anniversary of the grant date for such award assuming Executive would have remained employed through such anniversary by a fraction, the numerator of which is the number of days Executive was employed by the Company during the then-current vesting year through and including the Termination Date and the denominator is 365. For performance-based awards, the number of additional Shares that Executive will have vest as a result of such pro rata vesting will be determined by multiplying the total number of additional Shares that would otherwise have been determined to have been earned had Executive remained employed through the end of the applicable performance period by a fraction, the numerator of which is the number of days Executive was employed by the Company during the performance period and the denominator is the number of days in the performance period (e.g., 1,095 days in the case of a three-year performance period).

(ii)     Other Termination (Other Than During the Transition Period). If the Termination Date occurs for any reason after expiration of the Term (subject to Section 7.C.), or if the Termination Date occurs during the Term and is prior to any Change in Control or after the Transition Period for any of the following reasons: (a) Executive’s abandonment of or resignation from employment for any reason other than Good Reason; (b) termination of Executive’s employment by the Company for Cause; or (c) due to Executive’s death or Disability, then the Company shall pay to Executive, or Executive’s beneficiary or estate, as the case may be, such base salary, bonus and benefits (including Annual Bonus) that have been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures and to the extent and in the manner provided in any applicable plans or programs, pay any additional amount that may be payable under Section 6.B. Section 6.C. (as applicable) and honor Executive’s rights under any Equity Awards, and Executive shall not be entitled to any additional compensation or benefits.

B.     Payments Upon Termination During the Transition Period.

(i)     Qualifying Termination During the Transition Period. If a Change in Control occurs during the Term and Executive’s Termination Date occurs on the date of the Change in Control or prior to the 18-month anniversary of the Change in Control (such 18-month period, the “Transition Period”), and if such termination is a Qualifying Termination, then, in addition to such base salary, bonus and benefits that have been earned but not paid to Executive as of the Termination Date, and subject to Executive satisfying the conditions identified in the first paragraph of this Section 7, the Company shall provide to Executive the following severance payments and benefits:

(a)     Base Salary Cash Severance. The Company shall pay to Executive an amount equal to two times Executive’s annualized Base Salary as of the Termination Date (or, if Executive’s resignation is for Good Reason because the Company materially reduced Executive’s Base Salary, two times Executive’s annualized Base Salary as of immediately before such material reduction), less deductions and withholding required by law, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 24-month period immediately following the Termination Date; provided, however that any installments that otherwise would be payable within the 60-day period immediately following the Termination Date shall be delayed and payable with the installment that is payable on the Company’s first payroll date following the 60th day after the Termination Date. Notwithstanding anything above to the contrary, in no event will the amount paid under the first sentence of this Section 7.B.(i)(a) exceed the lesser of two times (I) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (II) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service). If Executive’s severance pay as calculated under the first sentence of this Section 7.B.(i)(a) is limited by application of clause (I) or (II) of the second sentence of this Section 7.B.(i)(a), then the Company shall make an additional lump sum payment to Executive equal to the difference between (x) the amount payable to Executive under the first sentence of this Section 7.B.(i)(a) but for the application of clause (I) or (II) of the second sentence of this Section 7.B.(i)(a), and (y) the amount payable to Executive under the second sentence of this Section 7.B.(i)(a) as a result of the application of clause (I) or (II) of the second sentence of this Section 7.B.(i)(a). Such lump sum payment shall be a separate payment from the installment payments provided under this Section 7.B.(i)(a) and shall be paid to Executive on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than 75 days after the Termination Date.

(b)     Cash Bonus Payment. The Company shall pay to Executive an amount equal to two times Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date occurs, less deductions and withholding required by law, payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs.

(c)     Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the Termination Date, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under COBRA, then the Company will pay to the insurance carrier(s) its share of the premiums due for Executive and Executive’s eligible dependents for the first eighteen (18) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage).

(d)     Full Accelerated Vesting of Equity. Notwithstanding any language in any Equity Award or in the Plan to the contrary, if Executive has any unvested awards of restricted stock units, options or other equity-based awards with respect to the Company as of the Termination Date, then any such unvested awards will vest immediately as of the Termination Date. In the case of performance-based awards, the number of Shares subject to such accelerated vesting shall be based on a determination by the Board of the degree to which any performance-based vesting conditions will be deemed satisfied.

(ii)     Other Termination During the Transition Period. If the Termination Date occurs during the Transition Period for any of the following reasons: (a) Executive’s abandonment of or resignation from employment for any reason other than Good Reason; (b) termination of Executive’s employment by the Company for Cause; or (c) due to Executive’s death or Disability, then the Company shall pay to Executive, or Executive’s beneficiary or estate, as the case may be, such base salary, bonus and benefits (including Annual Bonus) that have been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures and to the extent and in the manner provided in any applicable plans or programs, pay any additional amount that may be payable under Section 6.B. or Section 6.C. (as applicable) and honor Executive’s rights under any Equity Awards, and Executive shall not be entitled to any additional compensation or benefits.

C.     Additional Payments Upon or Following a Change in Control. If the Termination Date occurs during the Term and within ninety (90) days prior to a Change in Control, and if such termination is a Qualifying Termination and Executive reasonably demonstrates within thirty (30) days after the Change in Control that such Qualifying Termination arose in connection with or in anticipation of the Change in Control, then the Company shall provide to Executive the following severance payments and benefits (in addition to the severance payments and benefits Executive is eligible to receive under Section 7.A.), each of which shall be considered a separate payment:

(i)     The Company shall pay to Executive an amount equal to one times Executive’s annualized Base Salary as of the Termination Date (or, if Executive’s resignation was for Good Reason because the Company materially reduced Executive’s Base Salary, one times Executive’s annualized Base Salary as of immediately before such material reduction), less deductions and withholding required by law, payable in a lump sum on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than 75 days after the Termination Date. Such lump sum payment shall be a separate payment from any payments under Section 7.A.(i)(a).

(ii)      The Company shall pay to Executive an amount equal to one times Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date occurred, less deductions and withholding required by law, payable as follows: (a) if the Change in Control and the Termination Date occur in the same calendar year, then in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurred, or (b) if the Change in Control occurs in the calendar year following the year in which the Termination Date occurred, then in a lump sum not later than 60 days after the Change in Control.

(iii)     If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the Termination Date, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under COBRA, then the Company will pay to the insurance carrier(s) its share of the premiums due for Executive and Executive’s eligible dependents for six (6) months of such coverage under COBRA after the initial 12-month COBRA coverage period under Section 7.A.(i)(c) ends (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage).

(iv)      The Company shall pay to Executive an amount equal to the intrinsic value of any unvested restricted stock units, options or other equity-based awards held by Executive as of the Termination Date that were forfeited as of the Termination Date, with such intrinsic value to be determined based on the per share price paid by the buyer for the Company’s common stock in connection with the Change in Control, or, if no per share price is paid by a buyer in connection with such Change in Control, the per share value of the Company’s common stock at the time of such Change in Control as determined in good faith by the Board as it exists prior to the consummation of the Change in Control, in each case, less any exercise price or other amount that would have been owed to the Company by Executive in order to realize the value of such awards. In the case of forfeited performance-based awards, the intrinsic value shall be based on the number of Shares subject to an award based on a determination by the Board of the degree to which any performance-based vesting or payment conditions will be deemed satisfied. Any amount payable under this Section 7.C.(iv) will be subject to deductions and withholding required by law and payable in a lump sum within the 30-day period immediately following the Change in Control.

D.     Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the Plan (as such document may be amended from time to time).

E.     Section 409A; Conditional Six-Month Delay. Any payments under this Section 7 (the “Payments”) are intended to be exempt from or satisfy the requirements for deferred compensation under Section 409A, including current and future guidance and regulations interpreting Section 409A, and should be interpreted and administered accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that the Payments (or any portion of the Payments) constitute “deferred compensation” under Section 409A and Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the Termination Date, (ii) the date of the Specified Employee’s death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the Payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this Section 7.E. and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth in Section 7 above. For the avoidance of doubt, it is intended that (1) each installment of the Payments is a separate “payment” for purposes of Section 409A, (2) all Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4)-(6), and 1.409A-1(b)(9)(iii), and (3) the Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).

F.     280G Limitations. In the event that the severance pay and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance pay and other benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 7.F. will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7.F., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.F. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.F. Any reduction in payments and/or benefits required by this Section 7.F. shall occur in the following order: (i) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) accelerated vesting of restricted stock units, options or other equity-based awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such restricted stock units, options or other equity-based awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any restricted stock units, options or other equity-based awards are reduced; and (iii) deferred compensation amounts subject to Section 409A shall be reduced last.

8.     Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction in accordance with Section 12 for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

9.     Attorney Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought which arises out of this Agreement or the termination of Executive’s employment, or which seeks to enforce or interpret this Agreement or to seek damages for its breach, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party, which fees may be set by the court or arbitrator in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

10.     Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. Notwithstanding the Company’s right to assign this Agreement contemplated herein, Executive’s restrictive covenants set forth in the Non-Competition Agreement shall not expand in scope as a result of such assignment in connection with a Change in Control without Executive’s prior written consent if Executive is not employed by the Company as of the date of and immediately following such assignment in connection with a Change in Control (for example, Executive shall not be prohibited from competing against products or services of the acquiring or surviving entity in the event of a Change in Control if the Company did not sell such services or product lines prior to such Change in Control if Executive is not employed by the Company as of the date of and immediately following the Change in Control).  Any such current or future successor to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement. The rights and, obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, affiliates, representatives and assigns of the Company.

11.     Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable under present or future law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

12.     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Company:

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Attention: Board Chair

If to Executive:

Robert Bodor

The last known address on file with the Company.

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

13.     Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of the party’s obligations specified herein or reasonably implied from the terms hereof.

14.     Taxes.      The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company determines are required or authorized to be withheld pursuant to any applicable law or regulation. Except for any tax amounts withheld by the Company from any compensation that Executive may receive in connection with Executive’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Executive is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Executive receives from the Company under this Agreement or otherwise in connection with Executive’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company. In no event should this Section 14 or any other provision of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement, and the Company has no responsibility for tax or legal consequences to Executive resulting from the terms or operation of this Agreement; provided, however, to the extent that any post-termination COBRA premiums paid by the Company under Section 7 of this Agreement shall be taxable at the Termination Date or during the period for which such COBRA premiums are provided, then the Company shall pay to Executive an additional amount for each such month that the COBRA premiums are taxable.  The monthly amount will equal 15% of the applicable COBRA premium for that month and such amount will be paid to Executive within two and one half months after the month to which they relate, provided that the aggregate amount payable to Executive under this provision will not exceed the dollar limit in effect under Code section 402(g)(1)(B) for the year of the Termination Date, as provided in Treasury Regulations section 1.409A-1(b)(9)(v)(D).

15.     Indemnification. At all times while Executive is employed by the Company, and at all times following the Termination Date with respect to matters relating to Executive’s employment with the Company, the Company shall continue to provide to Executive indemnification, director’s and officer’s liability insurance and other protection from personal liability with respect to Executive’s employment with the Company in accordance with applicable law, the Company’s by-laws and governance documents, and applicable insurance policies as may be in place from time to time.

16.     Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of Minnesota. The parties agree that any dispute concerning this Agreement is to be brought in the District Court in Hennepin County, Minnesota and consent to jurisdiction and venue therein.

17.     Entire Agreement. This Agreement, the Non-Disclosure Agreement, the Non-Competition Agreement, the Existing Award Agreements, the New Award Agreements and the Plan contain the entire understanding and agreement between the parties, except as otherwise specified herein, and supersede any other agreement between Executive and the Company, whether oral or in writing, with respect to the same subject matter; provided, however, that nothing herein shall supersede or replace any of the Company’s equity-based compensation plans and any award agreements with the Executive entered into thereunder.

18.     No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

19.     Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the Effective Date first above written.

THE COMPANY:

Proto Labs, Inc.

By /s/ John Way

EXECUTIVE:

/s/ Robert Bodor

Robert Bodor